Exhibit 99.1

(2)	The Class B Common Stock reported as beneficially owned are held of record by the Reporting Person. Geoffrey Strong is the manager of the Reporting Person. Apollo Natural Resources Partners II, L.P. (“ANRP II”) is the sole member of the Reporting Person. Apollo Commodities Management, L.P., with respect to Series IV thereof (“Commodities Management”), is the manager of ANRP II. Apollo Commodities Management GP, LLC (“Commodities GP”) is the general partner of Commodities Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Commodities GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as executive officers, of Management Holdings GP. Each of the Reporting Person, ANRP II, Commodities Management, Commodities GP, Management Holdings and Management Holdings GP, and each of Messrs. Strong, Black, Harris and Rowan, disclaims beneficial ownership of the Class B Common Stock, and any shares of the Issuer’s Class A Common Stock issuable upon conversion of the Class B Common Stock, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose. The address of each of the Reporting Person, ANRP II, Commodities Management, Commodities GP, Management Holdings and Management Holdings GP, and Messrs. Strong, Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.